UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

SPARTAN MOTORS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date filed:

Spartan Motors, Inc.
1000 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.541.3292 Web Page - www.spartanmotors.com

April 21, 2008

To Our Shareholders:

          You are cordially invited to attend the annual meeting of shareholders of Spartan Motors, Inc. on Wednesday, May 21, 2008, at 4:30 p.m., local time. The annual meeting will be held at the Eaton Area Senior Center located at 804 South Cochran Avenue, Charlotte, Michigan 48813.

          At the annual meeting, we will vote on the election of Directors and the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for the current fiscal year. In addition, you will hear a report on Spartan Motors' business activities. On the following pages you will find the notice of annual meeting of shareholders and the proxy statement. We are mailing the proxy statement and enclosed proxy card to our shareholders on or about April 21, 2008.

          It is important that your shares be represented at the annual meeting, regardless of how many shares you own. Whether or not you plan to attend the annual meeting, please sign, date and return the enclosed proxy card as soon as possible. Sending a proxy card will not affect your right to vote in person if you attend the meeting.

Sincerely, John E. Sztykiel President and Chief Executive Officer

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

Spartan Motors, Inc.
1000 Reynolds Rd. - Charlotte, MI 48813 - USA Telephone 517.543.6400 - Facsimile 517.541.3292 Web Page - www.spartanmotors.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To our shareholders:

          You are cordially invited to attend the 2008 annual meeting of shareholders of Spartan Motors, Inc. The meeting will be held on Wednesday, May 21, 2008, at 4:30 p.m., local time, at the Eaton Area Senior Center located at 804 South Cochran Avenue, Charlotte, Michigan 48813. At the meeting, we will:

(1)	consider and vote on the election of two Directors to three-year terms expiring in 2011;

(2)	consider and vote on the ratification of the appointment of BDO Seidman, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year; and

(3)	transact such other business as may properly come before the annual meeting.

          You may vote at the meeting only if you were a shareholder of record of Spartan Motors common stock at the close of business on April 1, 2008.

          Copies of the annual report to shareholders for the year ended December 31, 2007 and the annual report on Form 10-K for the fiscal year ended December 31, 2007 are enclosed with this notice. We are mailing the following proxy statement and enclosed proxy card to our shareholders on or about April 21, 2008.

James W. Knapp
Secretary

Charlotte, Michigan
April 21, 2008

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

SPARTAN MOTORS, INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 21, 2008

PROXY STATEMENT
Introduction

Use of Terms

          In this proxy statement, "we," "us," "our," the "Company," "Spartan Motors," and "Spartan" refer to Spartan Motors, Inc., and "you" and "your" refer to shareholders of Spartan Motors.

Time and Place of Annual Meeting

          You are cordially invited to attend the 2008 annual meeting of shareholders of Spartan Motors, Inc. The annual meeting will be held on Wednesday, May 21, 2008, at 4:30 p.m., local time, at the Eaton Area Senior Center located at 804 South Cochran Avenue, Charlotte, Michigan 48813.

Solicitation of Proxies

          This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by Spartan Motors' Board of Directors for use at the annual meeting, and any adjournment of the meeting.

Mailing Date

          This proxy statement is being mailed on and after April 21, 2008 to Spartan Motors' shareholders as of the record date.

Purposes of the Meeting

          The purposes of the annual meeting are to consider and vote on:

•	the election of two Directors to three-year terms expiring in 2011;

•	the ratification of the appointment of BDO Seidman, LLP as the independent registered public accounting firm for the current fiscal year;

•	such other business as may properly come before the meeting.

          We do not know of any other matters to be presented for consideration at the annual meeting. If any other matters are presented, the persons named as proxies on the enclosed proxy card will have discretionary authority to vote on those matters in accordance with their judgment.

Record Date

          You may vote at the meeting if you were a shareholder of record of Spartan Motors common stock on April 1, 2008. Each such shareholder is entitled to one vote per share on each matter presented for a shareholder vote at the meeting.

          As of April 1, 2008, there were 32,407,644 shares of Spartan Motors common stock outstanding.

How to Vote Your Shares

          If you are a shareholder of record, that is, your common stock is registered directly in your name with the transfer agent, American Stock Transfer & Trust Co., you may vote by returning the enclosed proxy card. If you properly complete and sign the enclosed proxy card and return it so that we receive it before the meeting, the shares of Spartan Motors common stock represented by your proxy will be voted at the annual meeting and any adjournment of the annual meeting, as long as you do not revoke the proxy before or at the meeting.

          Regardless of how you vote, if you specify a choice, your shares will be voted as specified. If you do not specify a choice on your signed, returned proxy, your shares will be voted for: (1) the election of all nominees for Director named in this proxy statement, (2) the ratification of the appointment of BDO Seidman, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year, and (3) with respect to any other matters that may come before the meeting or any adjournment of the meeting, in accordance with the discretion of the persons named as proxies on the proxy card.

"Street Name" Shareholders

          If you hold your shares in "street name," that is, your shares are registered in the name of a bank, broker or other nominee, which we will collectively refer to as your "broker," your broker must vote your shares if you provide it with proper and timely voting instructions. Please check the voting forms and instructions provided by your broker or its agent.

How to Revoke Your Proxy

          If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the meeting by doing any of the following three things:

•	by delivering written notice of revocation to Spartan Motors' Corporate Secretary, 1000 Reynolds Road, Charlotte, Michigan 48813;

•	by delivering a proxy card bearing a later date than the proxy that you wish to revoke; or

•	by attending the meeting and voting in person.

          Your last vote properly received before the meeting is the vote that will be counted. Please note that attending the meeting will not by itself revoke your proxy.

          If you are a street name holder and have instructed your broker to vote your shares, you must follow directions from your broker to change your vote.

Quorum

          In order for business to be conducted at the meeting, a quorum must be present. The presence in person or by properly executed proxy of the holders of a majority of all of the issued and outstanding shares of Spartan Motors common stock entitled to vote is necessary for a quorum at the meeting. For purposes of determining whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and broker non-votes.

Adjournment

          The shareholders present at the meeting, in person or represented by proxy, may by a majority vote adjourn the meeting despite the absence of a quorum. If there is not a quorum at the meeting, we expect to adjourn the meeting to solicit additional proxies.

Required Votes

          Election of Directors. A plurality of the shares voting is required to elect directors. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open Director positions. In counting votes on the election of Directors, abstentions, broker non-votes and other shares not voted will be counted as not voted. These shares will be deducted from the total shares of which a plurality is required.

          Other Matters. The proposal to ratify the appointment of BDO Seidman, LLP as Spartan Motors' independent registered public accounting firm for the current fiscal year will be approved if a majority of the shares voted at the meeting are voted in favor of the proposal. In counting votes on this proposal, abstentions and broker non-votes will not be counted as voted. Shares that are not voted will be deducted from the total shares of which a majority is required.

          We do not know of any other matters to be presented for shareholder action at the annual meeting.

          Broker Non-Votes. A broker non-vote occurs when a shareholder holds his or her stock through a broker and the broker does not vote those shares. This usually occurs because the broker has not received timely voting instructions from that shareholder and the broker does not have discretionary voting power for the particular item upon which the vote is taken.

          It is important that you instruct your broker how to vote shares held by you in street name using the vote instruction form provided by your broker. Your broker should vote your shares as you direct if you provide timely instructions on how to vote by following the information provided to you by your broker.

Election of Directors

Nominees for Election

          The Board of Directors proposes that the following two individuals be elected as Directors of Spartan Motors for three-year terms expiring at the annual meeting of shareholders to be held in 2011:

William F. Foster
Hugh W. Sloan, Jr.

          Each nominee is presently a Director of Spartan Motors whose term will expire at the annual meeting. Biographical information concerning the nominees appears below under the heading "Spartan Motors' Board of Directors and Executive Officers," beginning on page 6.

          The persons named as proxies in the proxy card intend to vote for the election of each of the nominees. The proposed nominees are willing to be elected and to serve as Directors of Spartan Motors. However, if any or all of the nominees become unable to serve or otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may or may not select a substitute nominee or nominees. If a substitute nominee or nominees is or are selected, the shares represented by your proxy card will be voted for the election of the substitute nominee(s), unless you give other instructions. If a substitute is not selected, all proxies will be voted for the election of the remaining nominee(s). Proxies will not be voted for more than three nominees.

          Your Board of Directors recommends that you vote FOR election of each nominee.

Ownership of Spartan Motors Stock

Five Percent Shareholders

          The following table sets forth information as to each person or other entity (including any group) known to Spartan Motors to have been the beneficial owner of more than five percent of Spartan Motors' outstanding shares of common stock as of April 1, 2008 (or any different dates specified in the footnotes to the table):

Name and Address of Beneficial Owner	Sole Voting Power(1)	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership(1)	Percent of Class

William F. Foster(1)	1,358,065	1,358,065	550,815	1,908,880	5.89%

Barclay's Global Investors, NA(2) 45 Fremont Street, 17th Floor San Francisco, California 94105	1,209,647	1,665,903	-	1,665,903	5.14%

Munder Capital Management(3) Munder Capital Center 480 Pierce Street Birmingham, Michigan 48009	3,114,628	3,143,790	-	3,143,790	9.70%

First Manhattan Co.(4) 437 Madison Avenue New York, New York 10022	1,072,450	1,072,450	708,264	1,780,714	5.49%

Royce & Associates, LLC(5) 1414 Avenue of the Americas New York, New York 10019	3,704,296	3,704,296	-	3,704,296	11.43%

(1)

For Mr. Foster, these numbers include shares subject to options that were exercisable on, or within 60 days after, April 1, 2008, granted under Spartan Motors' stock option plans, and shares that Mr. Foster had the right to acquire through the exercise of Stock Appreciation Rights exercisable on, or within 60 days after, April 1, 2008. For Mr. Foster the number of shares subject to such options was 112,497, and the number of shares that he has the right to acquire through the exercise of Stock Appreciation Rights was 5,098 (based on the closing price of the Company's common stock on April 1, 2008, which was $8.73). This information is based on information provided by Mr. Foster and Company records. Mr. Foster's address is c/o Spartan Motors, Inc., 1000 Reynolds Road, Charlotte, Michigan 48813.

(2)

Based on information set forth in a Schedule 13G filed with the SEC on February 6, 2008. The Schedule 13G indicates that, as of December 31, 2007, Barclay's Global Investor, NA was considered the beneficial owner of 1,665,903 shares of Spartan Motors common stock.

(3)

Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2008. The Schedule 13G indicates that as of December 31, 2007, Munder Capital Management was considered the beneficial owner of 3,143,790 shares of Spartan Motors common stock as a result of serving as an investment advisor to various clients. The Schedule 13G indicates that, as of December 31, 2007, Munder Capital Management had sole voting power over 3,114,628 shares of Spartan Motors common stock and sole power to dispose of 3,143,790 shares of Spartan Motors common stock.

(4)

Based on information set forth in a Schedule 13G filed with the SEC on February 13, 2008. The Schedule 13G indicates that First Manhattan Co., was considered the beneficial owner of 1,780,714 shares of Spartan Motors common stock as a result of serving as an investment advisor to various clients. The Schedule 13G indicates that First Manhattan Co. had shared voting power over 708,264 shares of Spartan Motors common stock and sole power to vote and dispose of 1,072,450 shares of Spartan Motors common stock.

(5)

Based on information set forth in a Schedule 13G filed with the SEC on January 3, 2008. The Schedule 13G indicates that Royce & Associates, LLC, was considered the beneficial owner of 3,704,296 shares of Spartan Motors common stock as a result of serving as an investment advisor to various clients. The Schedule 13G indicates that Royce & Associates, LLC had shared voting power over 3,704,296 shares of Spartan Motors common stock and sole power to vote and dispose of 3,704,296 shares of Spartan Motors common stock.

Security Ownership of Management

          The following table sets forth the number of shares of common stock that each of Spartan Motors' Directors and nominees for Director, each of the named executive officers (as that term is defined in the Summary Compensation Table on page 11) and all Directors and executive officers (including all named persons) as a group beneficially owned as of April 1, 2008:

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)(3)	Percent of Class

William F. Foster	1,358,065	550,815	1,908,880	5.89%
John E. Sztykiel	620,821	145,028	765,849	2.36%
David R. Wilson	197,444	13,500	210,944	*
George Tesseris	145,317	12,375	157,692	*
Charles E. Nihart	120,277	--	120,277	*
Richard J. Schalter	88,396	8,993	97,389	*
Kenneth Kaczmarek	55,640	--	55,640	*
James W. Knapp	42,885	14,378	57,263	*
Hugh W. Sloan, Jr.	5,212	--	5,212	*
James L. Logan	8,716	--	8,716	*
All Directors and executive officers as a group	2,642,773	745,089	3,387,862	10.45%
_______________________
*Less than 1%.

(1)

The number of shares stated is based on information provided by each person listed and includes shares personally owned of record by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person.

(2)

These numbers include shares held directly and shares subject to options that are currently exercisable or that are exercisable within 60 days after April 1, 2008, that were awarded under Spartan Motors' 1994 Incentive Stock Option Plans, the 1988 Non-Qualified Stock Option Plan, the Stock Option and Restricted Stock Plan of 1998, the Stock Option and Restricted Stock Plan of 2003, the Stock Incentive Plan of 2005, and the Stock Incentive Plan of 2007. These numbers also include shares that the named individual has a right to acquire through the exercise of Stock Appreciation Rights which entitle the holder to obtain a number of shares of common stock having a value equal to the difference between the market value of the stock at exercise and the exercise price of the Rights multiplied by the number of shares being exercised. For the purposes of this table, we have used the closing price of the Company's common stock on April 1, 2008 as the market value, which was $8.73. The number of shares subject to such stock options, and the number of shares that may be acquired upon the exercise of such Stock Appreciation Rights, is shown below for each listed person:

	Options	SARs
John E. Sztykiel	134,997	8,233
William F. Foster	112,497	5,098
David R. Wilson	148,500	5,069
George Tesseris	94,500	2,363
Charles E. Nihart	78,750	2,363
Richard J. Schalter	-	2,201
Kenneth Kaczmarek	7,875	2,363
James W. Knapp	-	4,973
Hugh W. Sloan, Jr.	-	487
James L. Logan	-	4,015
All Directors and executive officers as a group	577,119	37,165

(3)

These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have substantial influence by reason of relationship.

Spartan Motors' Board of Directors and Executive Officers

          Spartan Motors' Board of Directors currently consists of eight Directors. The Board will consist of seven Directors effective immediately following the 2008 annual meeting of shareholders. The Board of Directors is divided into three classes, with each class as nearly equal in number as possible. Each class of directors serves a successive three-year term.

          Biographical information concerning Spartan Motors' Directors, executive officers and persons who are nominated for election to the Board of Directors is presented below.

Nominees for Election as Directors to Terms Expiring in 2011

          William F. Foster (age 66) has been a Director since 1978. Mr. Foster, a firefighter for approximately 30 years, is a founder of Spartan Motors and has served as its Vice President since 1976. From 1965 to 1975, Mr. Foster served as a designer draftsman for Diamond Reo Trucks, Inc.

          Hugh W. Sloan, Jr. (age 67) was appointed to the Board of Directors in 2007. Since 1998, Mr. Sloan has served as the Deputy Chairman of the Board of Directors of Woodbridge Foam Corporation, a leading supplier of urethane technologies to the automotive industry. For more than 20 years, Mr. Sloan held various management positions with Woodbridge, including President of the company's automotive group. Mr. Sloan is also a Director of Manulife Financial Corporation, a leading Canadian-based financial services group whose stock trades on the New York, Toronto, and Pacific Stock Exchanges. Mr. Sloan is also a Director of Wescast Industries, an automotive supplier whose stock trades on the Toronto Stock Exchange.

Directors with Terms Expiring in 2010

          George Tesseris (age 76) has been a Director since 1984. Mr. Tesseris has been a practicing partner with the law firm of Tesseris, P.C. (formerly Tesseris and Crown, P.C.) since 1981. From 1972 to 1981, Mr. Tesseris was a partner in the law firm of Church, Wyble, Kritselis and Tesseris.

          David R. Wilson (age 72) has been a Director since 1996 and Chairman of the Board since June 2002. Since 1993, Mr. Wilson has been an independent consultant to the automotive and commercial vehicle industry.

From 1982 to 1993, Mr. Wilson was Vice President of Volvo GM Heavy Duty Truck Corporation and from 1979 to 1982, Mr. Wilson served as general manager of field operations for Mercedes Benz of North America.

Directors with Terms Expiring in 2009

          John E. Sztykiel (age 51) has been a Director since 1988. Mr. Sztykiel has been Spartan Motors' President since December 1992 and Chief Executive Officer since June 2002. He was the Chief Operating Officer from December 1992 to June 2002. Mr. Sztykiel previously served as the Executive Vice President and Vice President of Sales of Spartan Motors from 1989 to 1990. From 1985 to 1989, he was the Director of Marketing - Diversified Products Group.

          Charles E. Nihart (age 71) has been a Director since 1984. Mr. Nihart, a certified public accountant consultant, established the certified public accounting firm of Nihart and Nihart, P.C., in 1972. The Lansing offices of Nihart and Nihart merged with Maner, Costerison and Ellis, P.C., C.P.A., on January 1, 1989. Mr. Nihart was affiliated with the firm on a consulting basis until 2001. Mr. Nihart is the former owner and President of AARO Rentals, Inc., of Lansing, Michigan, a rental company of heavy duty equipment, which he sold in 2000.

          Kenneth Kaczmarek (age 68) has been a Director since 2003. Mr. Kaczmarek brings nearly four decades of automotive and heavy-truck industry experience to the Board of Directors. Prior to joining the Board of Directors, Mr. Kaczmarek was an independent consultant to the automotive industry from 1996 to 2000. From 1994 to 1996, Mr. Kaczmarek had various executive responsibilities, including service as President of Volvo Truck Finance during its start-up phase. From 1981 to 1994, he was the Chief Financial Officer and Executive Vice President of Finance of Volvo GM Heavy Truck Corporation.

Director with a Term Expiring at the 2008 Annual Meeting of Shareholders

          Richard J. Schalter (age 54) has been a Director of Spartan Motors since August 1999 (his term will expire at the 2008 annual meeting of shareholders). Mr. Schalter, a certified public accountant, has served as Executive Vice President of Spartan Motors since August 2000. From November 1996 to July 2002, he served as Chief Financial Officer, as well as Secretary and Treasurer. From June 1989 until November 1996, Mr. Schalter served as Treasurer and Director of Finance and Administration of Great Lakes Hybrids, an international distributor and subsidiary of KWS a.g. From March 1986 to June 1989, Mr. Schalter served as Treasurer and financial administrator for Martin Systems, Inc., a worldwide supplier of electrical controls and machine operating systems.

Executive Officers Who Are Not Directors

          James W. Knapp (age 62) has been the Chief Financial Officer, Secretary and Treasurer since July 2002. He was appointed Senior Vice President in July 2004. Mr. Knapp, a certified public accountant, has a background that includes more than three decades in finance, operations and information systems. Prior to joining Spartan Motors, he served as Chief Financial Officer of G&T Industries, a privately held manufacturing and distribution firm, from 1997 to January 2002. He was an independent consultant from January 2002 through June 2002. He also served for eight years with Smiths Industries, a publicly traded London-based manufacturer of aerospace, medical and industrial products, in the positions of Vice President of Finance and Information Technology for North American Aerospace and, earlier, Vice President of Finance and Administration for the Grand Rapids, Michigan division. Additionally, he spent 10 years in finance and operations with Herman Miller, Inc., a publicly traded office furniture manufacturer.

Board Meetings, Annual Meeting and Committees

          Spartan Motors' Board of Directors held 14 meetings during 2007. Each incumbent Director attended at least 75% of the aggregate of (1) the total number of Board of Directors meetings and (2) the total number of meetings held by all committees of the Board of Directors on which he served (held during the periods that he served on the Board and on such committees). Spartan Motors does not have a policy regarding Director attendance at annual shareholder meetings. Typically, all or most of the Directors of Spartan Motors attend the annual shareholder meeting. All of the Directors of Spartan Motors attended the annual meeting of shareholders in 2007. Independent Directors also meet regularly in executive sessions without the presence of management.

          The Board of Directors has determined that Messrs. Nihart, Kaczmarek, Sloan, Tesseris and Wilson are "independent," as that term is defined in Rule 4200(a)(15) of the Nasdaq Marketplace Rules.

          The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Information regarding each of the committees as of the mailing date of this proxy statement is as follows:

          Audit Committee. The Audit Committee has been established in accordance with the Securities Exchange Act of 1934. Its primary purpose is to provide assistance to the Board of Directors in fulfilling its oversight responsibility relating to: Spartan Motors' financial statements and the accounting and financial reporting process; Spartan Motors' systems of internal accounting and financial controls; the qualification and independence of its independent registered public accounting firm; the annual independent audit of Spartan Motors' financial statements; legal and regulatory compliance; and ethics issues. Among other things, the Audit Committee oversees the integrated audit of the financial statements and internal control over financial reporting and is directly responsible for the selection, appointment, compensation, retention and oversight of the work of the independent registered public accounting firm engaged by Spartan Motors. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors that is available for viewing at our website, www.spartanmotors.com.

          The Audit Committee has a Pre-Approval Policy to pre-approve the audit and non-audit services performed by the independent registered public accounting firm. All services provided by the independent registered public accounting firm engaged by the company are within general pre-approval limits; or, up to a certain dollar amount, approved by the Chairman of the Audit Committee, who must communicate the approval to the full Audit Committee; or, above a certain dollar amount, approved by the full Audit Committee. The general pre-approval limits are detailed as to each particular service and are limited by a specific dollar amount for each type of service.

          The Audit Committee meets the definitions of an "audit committee" under applicable Nasdaq and SEC rules. Each member of the Audit Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members. Messrs. Nihart (Chairman), Sloan, Wilson and Kaczmarek are members of the Audit Committee. The Board of Directors has determined that Messrs. Nihart and Kaczmarek are audit committee "financial experts" as the term is defined in rules of the Securities and Exchange Commission and both are independent Directors as defined by Nasdaq. The Audit Committee met four times during 2007 and conducted four conference call meetings.

          Compensation Committee. The responsibilities of the Compensation Committee include:

•	exercising oversight over the development of competitive compensation plans that ensure the attraction, retention and motivation of key associates;

•	recommending the cash and other incentive compensation, if any, to be paid to Spartan Motors' executive officers;

•	reviewing and making recommendations to the Board of Directors regarding stock incentives awarded under Spartan Motors' stock incentive plans; and

•	reviewing all material proposed stock incentive plan changes.

          The Compensation Committee also determines the employees to whom stock incentives will be granted, the number of shares covered by stock incentive, the terms and other matters associated with equity-based compensation awards.

          The Compensation Committee operates pursuant to a written charter adopted by the Board of Directors. The Compensation Committee charter is available on our website, www.spartanmotors.com. The Committee does not delegate to other persons the duties with which it is charged under the charter. For specific information regarding the processes and procedures of the Compensation Committee see the Compensation Discussion and Analysis section of this proxy statement.

          Messrs. Tesseris (Chairman), Nihart, Sloan, and Wilson are members of the Compensation Committee. Each member of the Compensation Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members. The Compensation Committee met six times during 2007 and conducted five conference call meetings.

          The Compensation Committee has reviewed all components of the Chief Executive Officer's compensation and the compensation of the other executive officers who are named in the Summary Compensation Table, including salary, bonuses, equity and other incentive compensation, accumulated realized and unrealized stock options, stock appreciation rights and restricted stock gains, the dollar value to the executive and the cost to Spartan Motors of all perquisites and other personal benefits.

          Based on its review described above, the Compensation Committee found Mr. Sztykiel's and the named executive officers' total compensation in the aggregate to be appropriate and not excessive. All recommendations of the Compensation Committee with respect to 2007 compensation were unanimous and were approved and adopted by the Board of Directors without modification. For more information, see the Compensation Discussion and Analysis section of this Proxy Statement.

          Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee develops and recommends to Spartan Motors' Board of Directors criteria for the selection of candidates for Director, seeks out and receives suggestions concerning possible candidates, reviews and evaluates the qualifications of possible candidates and recommends to the Board of Directors candidates for vacancies occurring from time to time and for the slate of Directors to be proposed on behalf of the Board of Directors at each annual meeting of shareholders. In addition to its responsibilities regarding Director nominations, the Corporate Governance and Nominating Committee assists the Board of Directors in fulfilling its responsibility to the shareholders and in complying with applicable rules and regulations relating to corporate governance. Specifically, the Corporate Governance and Nominating Committee develops and recommends corporate governance principles that address Board independence and leadership, Board size and composition, meetings and committee structure, and other governance matters. In addition, the Committee reviews the Company's adherence to established corporate governance principles and provides reports and recommendations to the Board of Directors.

          The Corporate Governance and Nominating Committee operates pursuant to a written charter that is available for viewing at our website, www.spartanmotors.com.

          The Corporate Governance and Nominating Committee will consider candidates who display high character and integrity; be free of any conflict of interest that would violate any applicable law or regulation or interfere with the proper performance of the responsibilities of a Director; possess substantial and significant experience that would be of particular importance to Spartan Motors in the performance of the duties of a Director; have sufficient time available to devote to the affairs of Spartan Motors in order to carry out the responsibilities of a Director; and have the capacity and desire to represent the balanced, best interests of the shareholders as a whole.

          As the need to make changes or additions to the Board arises, the Committee gives consideration to the Board size, experiences, and needs. The Committee may use outside resources including consultants retained by the Committee to assist in the process of establishing the criteria for Director candidates, establish a process to identify potential candidates, and assist in the introduction of potential candidates to the Committee. Regardless of how they are identified, candidates must understand, accept and value the culture and history of Spartan Motors, Inc.

          Nominations of candidates for election to the Board of Directors of Spartan Motors at any annual meeting of shareholders or at any special meeting of shareholders called for election of Directors may be made by the Board of Directors or, pursuant to the process described below, by a shareholder of record of shares of a class entitled to vote at such annual or special meeting of shareholders.

          Each member of the Corporate Governance and Nominating Committee satisfies the applicable Nasdaq and SEC independence standards for such committee members. Kenneth Kaczmarek (Chairman) David Wilson, and George Tesseris are the members of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee met five times during 2007.

          Shareholder Nominations of Directors. The Corporate Governance and Nominating Committee will consider nominees for election to the Board of Directors submitted by shareholders. Spartan Motors' bylaws provide that any shareholder entitled to vote generally in the election of Directors may nominate one or more persons for election as Directors at a meeting only if written notice of the shareholder's intent to make a nomination or nominations has been given to Spartan Motors' Secretary at least 120 days before the one-year anniversary date of the notice of the previous year's annual meeting if the meeting is an annual meeting, and not more than seven days following the date of notice of the meeting if the meeting is a special meeting at which Directors will be elected.

          Each such notice to the Secretary must include:

•	the name, age, business address and residence of each nominee proposed in the notice;

•	the principal occupation or employment of each nominee;

•	the number of shares of capital stock of Spartan Motors that each nominee beneficially owns;

•	a statement that each nominee is willing to be nominated; and

•	such other information concerning each nominee as would be required under the rules of the Securities and Exchange Commission in a proxy statement soliciting proxies for the election of such nominees.

Communicating with the Board

          Shareholders and interested parties may communicate with members of Spartan Motors' Board of Directors by sending correspondence addressed to the Board as a whole, a specific committee, or a specific Board member c/o James W. Knapp, Secretary, Spartan Motors, Inc., 1000 Reynolds Road, Charlotte, Michigan 44813. All such communications are forwarded to the appropriate recipient(s).

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

          The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation and incentives to achieve superior financial performance. The Compensation Committee's policies are designed to achieve the following five primary objectives:

•	integrate management's compensation with the achievement of Spartan Motors' annual and long-term performance goals;

•	reward excellent corporate performance;

•	recognize individual initiative and achievement;

•	attract and retain qualified management; and

•	align the interests of management with those of shareholders to encourage achievement of continuing increases in shareholder value.

          The Compensation Committee sets management compensation at levels that the Compensation Committee believes are competitive with other companies in Spartan Motors' industry.

Elements of Compensation

          Executive compensation consists of both cash and equity, and includes:

•	Base salary;

•	SPAR Plan Bonuses (explained below); and

•	Ownership/Equity compensation such as stock grants, restricted stock, stock options, and stock appreciation rights.

          Each component of executive compensation is designed to accomplish one or more of the five compensation objectives described above. The total compensation for executives is structured so that a majority of the total earnings potential is derived from performance-based incentives to encourage management to take risk and adopt an ownership mentality. The elements of the executive compensation program are described in detail below.

          The Compensation Committee believes that the percentage of an executive's total compensation that is "at risk" should increase as the executive's responsibilities and ability to influence profits increase. For this reason, the percentage of executive officers' potential compensation that is based upon bonuses and stock plan awards is larger relative to other employees.

Base Salary

          Base salary is a fundamental component of the Company's compensation system and competitive salary levels are necessary to attract and retain well qualified executives. The Compensation Committee determines base salaries for executive officers by evaluating the responsibilities of the position, the experience of the individual, the performance of the individual, and the competitive marketplace for similar management talent. The Compensation Committee's salary review process includes a comparison of base salaries for comparable positions at companies of similar type, size and financial performance. Watson Wyatt was engaged to benchmark the salaries of the officers and make compensation recommendations.

Details regarding the benchmarking process appear below under the heading "Compensation Committee Processes and Procedures; Participation of Management; Benchmarking Process" on page 14.

          The Compensation Committee may recommend base salary adjustments on a periodic basis to maintain the desired levels of base salaries for Spartan Motors' executives. The Compensation Committee determines annual salary adjustments by evaluating the competitive marketplace and the performance of Spartan Motors, as well as any increased responsibilities assumed by the executive officer. The Compensation Committee does not give specific weight to any particular factor, a significant but lesser weight is generally given to the comparative data. Salary adjustments generally are determined and implemented on a 12-month cycle, but the Compensation Committee may undertake more frequent adjustments as it deems appropriate.

          Effective July 1, 2007, the Compensation Committee increased the base salaries of Messrs. Sztykiel, Knapp, Schalter and Foster. The 2007 average base salaries of those executive officers increased over the previous year's levels as a result of a combination of factors, including improved individual performance, improved or continued excellent performance by the applicable business unit and Spartan Motors, and increased responsibilities. Individual performance measures used to evaluate the officers were growth in sales, improvement in net earnings, increase in Return on Invested Capital, SPAR Plan performance and achieving planned objectives. The Compensation Committee believes that the executive officers' 2007 base salary continues to be below the median salary levels for comparable companies.

Discretionary Cash Bonus

          In September 2007, the Compensation Committee recommended the award of a discretionary cash bonus to Messrs. Sztykiel, Schalter, and Knapp in recognition of their contributions to the growth of the Company's specialty chassis for the military vehicles business. The bonuses were based on the Committee's subjective judgment, taking into account each executive's contributions and seniority.

Performance - SPAR Plan Bonuses

          SPAR Plan

          In 2001, the Board of Directors adopted the Spartan Motors, Inc. Spartan Profit and Return Plan (the "SPAR Plan"). The SPAR Plan is intended to provide management with incentives to choose strategies and investments that maximize shareholder value, utilize a financial measurement consistent with the market's evaluation of Spartan Motors' performance and communicate Spartan Motors' financial objectives in a clear and quantifiable manner. Participants in the SPAR Plan include key management personnel and other persons that are included upon the recommendation of the President of Spartan Motors and the approval of the Chairman of Spartan Motors. The Compensation Committee is responsible for annually reviewing the provisions of the SPAR Plan and approving all payouts under it.

          The SPAR Plan contains two separate bonus opportunities for participants:

          1.  Quarterly Bonus Program

          Fulltime employees of Spartan Chassis, Inc. and Spartan Motors, Inc., including all executive officers, participate in its Quarterly Bonus Program. Cash bonuses paid under this program are calculated by dividing a percentage of the SPAR amount (defined below) for a fiscal quarter by the number of participants.

          2.  Annual SPAR Bonuses

          The SPAR Plan provides that executive officers and some managers may earn cash bonuses based on Spartan Motors' or a subsidiary's achievement of a target amount of net operating profit after tax for a given year, less a capital charge based upon the tangible net operating assets employed in the business. This amount is known as the "SPAR amount." Each participant's bonus is determined by multiplying (1) his or her "target bonus percentage" (which is determined separately for different categories of employees and detailed below for the named executive officers) by (2) the SPAR multiple by (3) the participant's annual salary. The "SPAR multiple" is a fraction of the SPAR amount. For example, if the net operating profit after tax for a given year, less the capital charge, was exactly half the applicable SPAR amount, then the SPAR multiple would be 0.5 for that year. The SPAR multiple is computed to one decimal. The target bonus percentage is a percentage of the participant's salary. For 2007, each named executive officer's target bonus percentage was as follows:

Mr. Sztykiel	45%
Mr. Knapp	45%
Mr. Schalter	40%
Mr. Foster	25%
Mr. Logan	40%

          The SPAR Plan generally requires that 25% of the amount that would otherwise be payable to a participant for a given year be deferred or "banked." Amounts that are banked may be paid in future years and accrue interest, but they are subject to forfeiture in accordance with the terms of the SPAR Plan. For more details regarding the deferral features of the SPAR Plan, see the non-qualified deferred compensation table and accompanying narrative.

          For 2007, the Compensation Committee determined that if the SPAR multiple for the Company exceeds 2.6X for fiscal year 2007, then any bonus amount in excess of 2.6X payable to the named executive officers would be paid in the form of the Company's Common Stock. For 2007, the actual SPAR multiple was 2.9X for Spartan Motors, and 4.2X for Spartan Chassis. Mr. Sztykiel and Mr. Knapp received bonuses based on Spartan Motors' SPAR multiple, and Messrs. Schalter, Foster, and Logan received bonuses based on Spartan Chassis' SPAR multiple.

Ownership/Equity Compensation

          Spartan Motors' equity compensation plans are designed to encourage long-term investment in Spartan Motors by participating executives and employees, more closely align executive and shareholder interests and reward executive officers and other employees for building shareholder value. The Compensation Committee believes stock ownership by management and other employees is beneficial to all Spartan Motors, Inc. stakeholders.

          Spartan Motors currently grants to its named executive officers restricted stock, stock appreciation rights, and common stock under the Stock Incentive Plan of 2005 and Stock Incentive Plan of 2007. Options granted under the Stock Option and Restricted Stock Plan of 1998 to non-employee directors must have an exercise price equal to at least 85% of the fair market value of Spartan Motors common stock on the date of grant. Incentive stock options granted under the 1994 Incentive Stock Option Plan or the Stock Option and Restricted Stock Plan of 1998 must have an exercise price equal to at least 100% of the fair market value on the date of grant. Any stock options granted under the Stock Option and Restricted Stock Plan of 2003, the Stock Incentive Plan of 2005 or the Stock Incentive Plan of 2007 must be equal to or greater than 100% of the fair market value of Spartan Motors stock on the grant date. The Compensation Committee administers all aspects of the plans and reviews, modifies (to the extent appropriate) and approves management's recommendations for awards.

          Until 2005, absent unusual circumstances, the Compensation Committee had historically granted stock options on an annual basis to officers, employees and Directors who are employees of Spartan Motors and on a biannual basis to Directors who were not employees of Spartan Motors. In 2005, Spartan Motors began the practice of granting shares of restricted stock and stock appreciation rights to officers, key employees and employee-Directors, instead of stock options. For 2007, the Company granted two kinds of share-based awards to the named executive officers:

1.

Restricted Stock. The Company believes that restricted stock helps the executives focus on creating shareholder value, while the time-based vesting feature provides a strong incentive for the executives to commit themselves to the Company for the long-term. Restricted stock awards also encourage executive officers to manage the Company from the perspective of an owner. Restricted stock awards granted to the named executive officers in 2007 vest at a rate of 20% per year for a period of five years (as long as the executive remains with the Company).

2.

Stock Appreciation Rights. The Compensation Committee granted Stock Appreciation Rights ("SARs") to each named executive officer in 2007. Each SAR entitles the participant to exercise the SAR in whole or in part and, upon exercise, to receive from the Company an amount equal to the excess of the fair market value on the exercise date of one share of Common Stock over the exercise price per share, multiplied by the number of shares exercised. SARs are fully vested upon grant with a base price equal to the closing price of the Common Stock on the date of the grant or, if the grant date is not a trading day, then the most recent previous closing price as reported by the Nasdaq Global Select Market. All SARs are settled in shares of Common Stock. The Company believes that SARs are an efficient means of delivering share-based compensation to executives and helping them focus on strategies that will enrich the Company's shareholders.

Quantity and Mix of Awards

          In determining the number of shares of stock and other share-based awards to be granted to an officer or employee, the Compensation Committee takes into consideration the levels of responsibility and compensation of the individual. The Compensation Committee also considers the recommendations of the Chief Executive Officer (other than awards to the Chief Executive Officer), the individual performance of the officer or employee and the number of shares or other compensation awarded to officers or employees in similar positions at other companies. Generally, both the number of shares or share-based awards granted and their proportion relative to total compensation increase corresponding to the level of a participant's responsibility. Although the Compensation Committee also may consider the number of options and shares already held by an officer or employee, the Compensation Committee does not consider this factor to be particularly important in determining the size or type of awards.

Chief Executive Officer

          The Chief Executive Officer's compensation is based on the policies and objectives outlined above for all executive officers. The Compensation Committee believes that incentive compensation, designed to reward performance, should represent a significant percentage of Mr. Sztykiel's potential compensation. Mr. Sztykiel earned a base salary in 2007 of $330,583, which was approximately 6.6% above his 2006 base salary and still significantly below the median for comparable companies.

Compensation Committee Processes and Procedures; Participation of Management; Benchmarking Process

          The Compensation Committee of the Board of Directors develops and recommends to the Board of Directors Spartan Motors' executive compensation policies. The Compensation Committee also administers Spartan Motors' executive compensation program and recommends for approval to the Board of Directors the compensation to be paid to the Chief Executive Officer and other executive officers. The Compensation Committee consists of four Directors, none of whom is a current or former employee of Spartan Motors.

          Other than Mr. Sztykiel and Mr. Knapp, none of the Company's named executive officers participate in the deliberations or decisions of the Compensation Committee. Mr. Sztykiel and Mr. Knapp participate only to assist in the process of determining the compensation for executives other than their selves, and to provide information to the Compensation Committee regarding Company performance, operations, strategies, and other information requested by the Compensation Committee.

          In February 2008, the Compensation Committee approved an amendment to its written charter to provide that the Committee will review and make recommendations regarding the compensation of executive officers.  Executive compensation decisions must be approved by a majority of the independent members of the Board of Directors.  Prior to the amendment, the Committee made its recommendedations for a vote by the full Board of Directors.

          The Compensation Committee periodically engages independent third party consultants to provide data and analysis regarding the compensation of executives at our peer group companies and at companies against whom we must compete for talent. The Compensation Committee uses this data to design and implement competitive compensation programs. Independent consultants engaged by the Compensation Committee are not required to answer to management. In 2006/2007, the consultant engaged was Watson Wyatt.

          To perform compensation benchmarking, Watson Wyatt relied on several sources, including published surveys (Watson Wyatt Data Services Top Management Survey and Mercer Executive Compensation Survey) and proxy statement information for a group of peer companies. Base salary, annual and long term incentives were covered in this benchmarking analysis. The peer companies were selected based on certain criteria including those having similar sales revenue, industry and complexity of operations as the Company. The list of identified peer companies for this survey included: Aftermarket Tech., Alamo Group Inc., Fed Screw Works, Gencorp Inc., Gentex Corp., Kaydon Corp., Keystone Auto, Marine Products, Methode Electronics, Miller Industries, NN Inc., R&B Inc., Stoneridge Inc., Strattec Security, Supreme Industries and Trex Co Inc.. The Compensation Committee used this information in making their decision for the Officers' compensation.

Pricing Equity Awards; Disclosure of Information

          Spartan Motors has long observed a policy of setting the exercise price for stock options, stock appreciation rights, and other share-based awards equal to the closing market price on the date of the grant (or most recent closing price if the date of the grant is not a trading day). Stock options and stock appreciation rights are not repriced. We do not "backdate" stock options or any other share based payments.

          The Board of Directors is committed to maintaining the integrity of the compensation philosophy and programs. As part of this commitment, Spartan Motors believes that the disclosure of material nonpublic information should never be manipulated for the purpose of enriching compensation awards. We do not time the release of public information to affect the value of share based awards, and we do not time the grant of share based awards to take advantage of the disclosure of information.

Personal Benefits, Perquisites

          We believe that compensation in the form of perquisites and personal benefits do not provide transparency for shareholders or serve our compensation philosophy. Consequently, such benefits play a very minor role in the the compensation program.

Tax Deductibility of Executive Compensation

          Section 162(m) of the Internal Revenue Code provides that publicly held corporations may not deduct compensation paid to the named executive officers in excess of $1 million annually, with some exceptions. We have examined the executive compensation policies in light of Section 162(m) and the regulations under that section. We do not expect that any portion of Spartan Motors' deduction for employee remuneration will be disallowed in 2008 or in future years by reasons of awards granted in 2007.

Other Information

          We do not provide pension benefits to our named executive officers. We have not entered into any employment agreements with our executive officers.

Compensation Summary

          The following table shows certain information concerning the compensation earned by the Chief Executive Officer, Chief Financial Officer, two executive officers who served in positions other than the Chief Executive Officer or Chief Financial Officer, and one person who is an officer of Spartan Chassis, Inc., a subsidiary of the Company. The individuals identified in the table may be referred to as the "named executive officers" in this proxy statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)(5)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compen- sation(3) ($)	All other Compen- sation(4) ($)	Total ($)

John E. Sztykiel, President, CEO, and Director	2007 2006	$ 330,583 310,118	$ 26,000 --	$ 178,264 44,468	$ 73,600 95,438	$ 442,675 384,333	$ 19,261 8,602	$ 1,070,383 842,959

James W. Knapp, Senior VP, CFO, Secretary and Treasurer	2007 2006	205,667 182,594	8,000 --	490,257 25,681	41,600 50,900	254,222 237,036	7,726 7,417	1,007,472 503,628

Richard J. Schalter, EVP and Director	2007 2006	294,612 260,694	23,000 --	304,559 32,966	56,400 69,988	352,848 468,211	12,453 6,886	1,043,872 838,745

William F. Foster, VP and Director	2007 2006	122,891 116,500	--	522,802 25,681	44,800 50,900	90,214 96,645	8,848 5,863	789,555 295,589

James L. Logan, VP Engineering, Spartan Chassis, Inc.	2007 2006	163,835 161,837	--	47,130 15,314	34,202 38,175	286,439 263,918	3,853 2,181	535,459 481,425

(1)

Amounts shown in this column do not reflect the compensation actually received by the named executive officer. Instead, amounts shown in this column represent the compensation costs the Company recognized as an expense in respective year for financial accounting purposes. This would include the amount expensed for the stock portion of the annual SPAR award as well as for restricted stock, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of the amounts expensed were determined in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004) Share-Based Payment (FAS 123R). For information regarding valuation assumptions, see Note 9 - Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2007. For Messrs. Knapp and Foster, the reported amounts reflect expense acceleration for restricted stock due to their eligibility for retirement as prescribed under FAS123R.

(2)

The amounts reported in this column represent the expense recognized by Spartan Motors in 2007 for Stock Appreciation Rights ("SARs"). Spartan Motors did not make any grants of stock options in 2007, but instead granted freestanding SARs. SARs were valued using the Black-Scholes model. The fair values of the amounts expensed in the respective year were determined in accordance with FAS 123R. For additional valuation assumptions, see Note 9 - Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2007.

(3)

Consists of performance-based non-equity compensation earned under the SPAR Plan for the respective year and earnings on SPAR Plan awards. Please see the Compensation Discussion and Analysis section of this proxy statement and the narrative discussion following this table for details. Earnings on SPAR Plan awards for 2007 for each named executive officer are reported on the Non-Qualified Deferred Compensation table on page 25.

(4)

The 2007 amounts reported in this column consist of (i) the Company's matching contribution to the named executive officer's qualified 401(k) retirement plan as follows: $6,750 for Mr. Sztykiel, $3,433 for Mr. Knapp, $5,625 for Mr. Schalter, $4,699 for Mr. Foster, and $2,011 for Mr. Logan; and (ii) dividends paid on restricted stock as follows: $8,310 for Mr. Sztykiel, $4,293 for Mr. Knapp, $6,108 for Mr. Schalter, $4,149 for Mr. Foster, and $1,842 for Mr. Logan. Dividends on restricted stock are paid at the same rate as all other shares of the Company's common stock. The 2006 amounts reported in this column consist of (i) the Company's matching contribution to the named executive officer's qualified 401(k) retirement plan as follows: $4,902 for Mr. Sztykiel, $5,325 for Mr. Knapp, $4,151 for Mr. Schalter, $3,771 for Mr. Foster, and $1,051 for Mr. Logan; and (ii) dividends paid on restricted stock as follows: $3,700 for Mr. Sztykiel, $2,093 for Mr. Knapp, $2,735 for Mr. Schalter, $2,092 for Mr. Foster, and $1,130 for Mr. Logan. Dividends on restricted stock are paid at the same rate as all other shares of the Company's common stock.

(5)	Amounts in this column reflect one time cash bonuses earned and expensed by the Company in 2007. These amounts were approved in a special Board meeting on September 20, 2007.

Grants of Plan-Based Awards During 2007

          The following table provides information concerning each grant of an award made to the named executive officers in the last completed fiscal year.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Date the Compensation Committee Took Action	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Grant Date Fair Value of Stock and Option Awards(6)
			Threshold ($)	Target ($)	Maxi- mum ($)	Threshold ($)	Target ($)	Maxi- mum ($)

John E. Sztykiel	12/31/2007 7/3/2007 N/A	12/21/2007 7/3/2007 N/A	$ - - -	$ - - 374,409	$ - - 374,409	$ - - -	$ - - 14,400	$ - - -	- 43,875 -	23,000 - -	$7.64 - -	$ 73,600 797,648 -

James W. Knapp	12/31/2007 7/3/2007 N/A	12/21/2007 7/3/2007 N/A	- - -	- - 228,150	- - 228,150	- - -	- - 8,775	- - -	- 20,700 -	13,000 - -	7.64 - -	41,600 376,326 -

Richard J. Schalter	12/31/2007 7/3/2007 N/A	12/21/2007 7/3/2007 N/A	- - -	- - 296,412	- - 296,412	- - -	- - 159,607	- - -	- 32,175 -	17,625 - -	7.64 - -	56,400 584,942 -

William F. Foster	12/31/2007 7/3/2007 N/A	12/21/2007 7/3/2007 N/A	- - -	- - 62,408	- - 62,408	- - -	- - 33,604	- - -	- 18,900 -	14,000 - -	7.64 - -	44,800 343,602 -

James L. Logan	12/31/2007 7/3/2007 N/A	12/21/2007 7/3/2007 N/A	- - -	- - 248,019	- - -	- - -	- - -	- - -	- 8,775 -	10,688 - -	7.64 - -	34,202 159,530 -

(1)

The amounts reported in these columns are not actual awards; they represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for fiscal 2007. The actual amount earned by each named executive officer for fiscal 2007 is reported in the Summary Compensation Table. Amounts reported in these columns represent the target and maximum cash award under the SPAR Plan. The "target" amount is not fixed by the Compensation Committee, but is representative of prior year's experience and current expectations. Threshold amounts are not reported because the actual award can be any value from zero to the maximum depending on Company performance. There is an established maximum value for the cash awards under the SPAR Plan based on a SPAR multiple of 2.6X. If the actual SPAR Multiple exceeds 2.6X, then Messrs. Sztykiel, Knapp, Schalter and Foster will receive the balance of their SPAR awards due in the form of Spartan Motors common stock. This maximum value does not pertain to Mr. Logan. For details regarding how these amounts are determined, see the Compensation Discussion and Analysis section of this Proxy Statement.

(2)

The amounts reported in these columns are not actual awards; they represent the possible threshold, target, and maximum awards that could have been earned by each named executive officer for fiscal 2007. The actual amount earned by each named executive officer for fiscal 2007 is reported in the Summary Compensation Table. For non-equity awards, if the actual SPAR multiple for 2007 exceeds 2.6X, then Messrs. Sztykiel, Knapp, Schalter and Foster will receive the balance of their SPAR awards due in the form of Spartan Motors common stock. The awards are denominated in cash but awards will be paid in that number of shares of common stock having an approximate value of the award based on the closing price for common stock at the end of the fiscal year. There is no threshold or maximum amount; the value of the award will depend solely on Company performance. The share amounts reported have been adjusted for a 3:2 stock split on June 30, 2007. Mr. Logan is not subject to having a portion of his SPAR award payable in stock.

(3)	The shares of restricted stock reported in this column were awarded to each Named Executive Officers pursuant to the Company's shareholder approved Stock Incentive Plan of 2005.

(4)

The awards reported in this column are Stock Appreciation Rights. A Stock Appreciation Right permits the holder to receive the difference between the market value of the shares of common stock subject to the Stock Appreciation Right on the exercise date and a "base" price set by the Compensation Committee. The exercise price on the date of the grant is the most recent closing price (i.e., closing price on December 31, 2007). These awards were granted pursuant to the Company's shareholder approved Stock Incentive Plan of 2007.

(5)	The base price for all SARs awarded is equal to the closing price for Spartan Motors common stock on the NASDAQ Global Select Market on December 31, 2007.

(6)

Amount reported is the aggregate grant date fair value determined in accordance with FAS123R, Share Based Payment, and do not represent cash payments to or amounts realized by the Named Executive Officers. For valuation assumptions, see Note 9 - Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2007.

          The Company paid the compensation set forth in the Summary Compensation Table and the grants of Plan Based Awards table pursuant to the philosophy, procedures, and practices set forth in the "Compensation Discussion and Analysis" section of this Proxy Statement. A summary of certain material terms of the compensation plans and arrangements is set forth below.

          Salary and Bonus. Salaries are established by the Compensation Committee as described in the Compensation Discussion and Analysis section of this proxy statement.

          Non-Equity Incentive Plan Awards. During 2007, each of the named executive officers earned performance-based non-equity incentive compensation under the SPAR Plan. For a discussion of the non-equity incentive awards, including performance measures, see the "Non-Equity Incentive Plan Awards" information in the Compensation Discussion and Analysis section of this proxy statement.

          Stock Appreciation Rights. The Compensation Committee did not award options to any employees in 2007. Instead, the Compensation Committee awarded freestanding SARs to the named executive officers. All SARs granted to named executive officers in 2007 were granted pursuant to the Stock Incentive Plan of 2007. The SARs are fully exercisable as of the grant date. All SARs were granted for a term of 10 years. The exercise price for each SAR is equal to the closing price of the Company's common stock on the date of the grant. SARs granted in 2005, 2006 and 2007 are settled in shares of common stock when exercised.

          Restricted Stock. All shares reported in this column were awarded to the Named Executive Officers pursuant to the Spartan Motors Stock Option and Restricted Stock Plan of 2003 or the Stock Incentive Plan of 2005. The shares vest at the rate of 20% on each anniversary of the grant date for executive officers of Spartan Motors, Inc., and at a rate of one-third per year for Mr. Logan. Vesting schedules, as approved by the Compensation Committee, reflect a five year vesting for all Officers and three year vesting for all other management. Restricted shares issued in 2007 will be fully vested in 2010 for Mr. Logan and in 2012 for all other named executive officers. Dividends are paid on shares of restricted stock at the rate dividends are paid on common stock.

          All other Compensation. The amounts reported under "All Other Compensation" include dividends paid on restricted stock awards (which are paid at the same rate as dividends paid on the Company's common stock), fitness membership fees, if applicable, and Company contributions on behalf of the named executive officers to the Company's defined contribution plans (qualified and non-qualified).

Outstanding Equity Awards at December 31, 2007

          The following table provides information concerning unexercised options, SARs; and stock that has not vested for each Named Executive Officer outstanding as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3) ($)

John E. Sztykiel	44,998 45,000 44,999 11,250 28,125 23,000	$ 5.06 4.49 5.30 4.57 10.12 7.64	12/31/2012 12/31/2013 12/30/2014 12/31/2015 12/29/2016 12/31/2017	75,375	$ 575,865

James W. Knapp	7,030 15,000 13,000	4.57 10.12 7.64	12/31/2015 12/29/2016 12/31/2017	37,912	289,648

Richard J. Schalter	20,625 17,625	10.12 7.64	12/29/2016 12/31/2017	55,350	422,874

William F. Foster	28,125 28,123 28,125 28,124 7,030 15,000 14,000	1.86 5.06 4.49 5.30 4.57 10.12 7.64	6/30/2010 12/31/2012 12/31/2013 12/31/2014 12/31/2015 12/29/2016 12/31/2017	36,112	275,896

James L. Logan	5,625 11,250 10,688	4.57 10.12 7.64	12/31/2015 12/29/2016 12/31/2017	15,525	118,611

(1)	All of the options and SARs reported in this table are fully exercisable.

(2)	The vesting dates for shares of restricted stock that has not vested as of December 31, 2007 are set forth below:

Executive Officer	Vesting Date	Restricted Stock Vesting (#)

John E. Sztykiel	6/30/2008 7/3/2008 9/30/2008 6/30/2009 7/3/2009 6/30/2010 7/3/2010 6/30/2011 7/3/2011 7/3/2012	6,750 8,775 4,500 6,750 8,775 6,750 8,775 6,750 8,775 8,775

James W. Knapp	6/30/2008 7/3/2008 7/14/2008 9/30/2008 6/30/2009 7/3/2009 7/14/2009 6/30/2010 7/3/2010 7/14/2010 6/30/2011 7/3/2011 7/14/2011 7/3/2012	3,375 4,140 225 2,812 3,375 4,140 225 3,375 4,140 225 3,375 4,140 225 4,140

Richard J. Schalter	6/30/2008 7/3/2008 9/30/2008 6/30/2009 7/3/2009 6/30/2010 7/3/2010 6/30/2011 7/3/2011 7/3/2012	4,950 6,435 3,375 4,950 6,435 4,950 6,435 4,950 6,435 6,435

William F. Foster	6/30/2008 7/3/2008 7/14/2008 9/30/2008 6/30/2009 7/3/2009 7/14/2009 6/30/2010 7/3/2010 7/14/2010 6/30/2011 7/3/2011 7/14/2011 7/3/2012	3,375 3,780 225 2,812 3,375 3,780 225 3,375 3,780 225 3,375 3,780 225 3,780

Executive Officer	Vesting Date	Restricted Stock Vesting (#)

James L. Logan	6/30/2008 9/30/2008 6/30/2009 6/30/2010	5,175 2,250 5,175 2,925

(3)

The market value of the unvested restricted stock is determined by multiplying the closing market price of the Spartan Motors' common stock as of December 31, 2007 ($7.64) by the number of shares of stock.

Option Exercises and Stock Vested in 2007

          The following table provides information concerning each exercise of stock options, SARs and similar instruments, and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during the last completed fiscal year for each of the named executive officers on an aggregated basis.

OPTION EXERCISES AND STOCK VESTED

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(2) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
John E. Sztykiel	78,750	$1,038,600	11,250	$190,620
James W. Knapp	34,874	361,765	6,412	108,629
Richard J. Schalter	-	-	8,325	141,050
William F. Foster	56,250	731,063	6,412	108,629
James L. Logan	29,811	307,595	4,500	76,163

(1)	Includes value realized through exercise of SARs.

(2)

The amounts reported in this column are calculated by multiplying the difference between the market price of the underlying shares at exercise and the exercise price of the options by the number of shares exercised.

(3)	The amounts in this column are determined by multiplying the number of shares of stock vesting by the market value of the underlying shares on the vesting date.

Non-Qualified Deferred Compensation.

          The following table provides information concerning non-qualified deferred compensation for 2007. This table should be read in conjunction with the narrative discussion that follows the table.

NON-QUALIFIED DEFERRED COMPENSATION

Name	Plan(1)	Executive Contributions In Last FY(2) ($)	Registrant Contributions In Last FY(3) ($)	Aggregate Earnings In Last FY(4) ($)	Aggregate Withdrawals/ Distributions FY ($)	Aggregate Balance At Last FYE(5) ($)

John E. Sztykiel	SPAR Plan SERP Total	111,819 21,867 133,686	--	4,653 2,874 7,527	85,999 -- 85,999	111,819 41,712 153,531

James W. Knapp	SPAR Plan SERP Total	51,149 105,579 156,728	--	2,230 4,125 6,355	41,211 -- 41,211	51,149 135,904 187,053

Richard J. Schalter	SPAR Plan	89,798	--	4,287	79,242	89,798

William F. Foster	SPAR Plan	20,693	--	855	15,808	20,693

James L. Logan	SPAR Plan	74,249	--	3,444	63,655	74,249

(1)	Mr. Sztykiel and Mr. Knapp were the only named executive officers who participated in the SERP in 2007. Please see the narrative discussion following this table for more information.

(2)

The amounts reported in this column consist of mandatory and voluntary deferrals under the SPAR Plan, and for Messrs. Sztykiel and Knapp only, deferrals of compensation under the SERP. All of the amounts reported in this column are also reported as non-equity incentive plan compensation or salary on the Summary Compensation Table.

(3)	Spartan Motors does not make contributions on behalf of participants in the SPAR Plan. Participant contributions to the SERP are matched by the Company at the discretion of the Board of Directors.

(4)

Participants in the SPAR Plan earn interest on any deferred balances at an annual rate equal to the lower of: (a) the highest rate the Company pays at the time of the deferral on its debt capital, or (b) 10 percent. For 2007, the interest rate on deferred balances was 5.7%. Interest continues to be credited at this rate until the deferrals and the related accrued interest are paid. Earnings on the SERP are determined by investment choices made by the SERP participants from among options determined by the Company. The investment choices consist of specified mutual funds. The amounts reported in this column are not included on the Summary Compensation Table.

(5)	All SPAR Plan and SERP employee deferrals in previous fiscal years were disclosed in the applicable year's Summary Compensation Table.

          Spartan Motors maintains two non-qualified deferred compensation plans: the Supplemental Executive Retirement Plan ("SERP") and the Spartan Profit and Return Management Incentive Bonus Plan ("SPAR Plan").

The SERP

          The SERP is a "non-qualified" defined contribution plan administered by the Compensation Committee that allows eligible participants to defer compensation and incentive amounts and provides for discretionary matching and "profit sharing"-type contributions by the Company. The SERP is operated much like the Company's 401(k) plan, but participation is limited to a select group of employees determined by the Board of Directors. Unlike the Company's 401(k) plan, the SERP is an unfunded plan and the participants are merely general creditors of the Company. The SERP's assets are subject to other creditors of the Company in some circumstances. In 2007, Mr. Sztykiel and Mr. Knapp were the only named executive officers who participated in the SERP.

          The SERP allows participants to defer up to 25% of their base salary and up to 50% of their cash bonuses each year. At the beginning of each plan year, the Compensation Committee may elect to match all or a specified portion of each participant's contribution for that year. The Compensation Committee will generally provide that each participant will receive a matching contribution equal to the matching contribution that the participant would have received under the Company's 401(k) plan but for limitations imposed by the Internal Revenue Code. In addition, the Compensation Committee may, in its discretion, make an additional matching contribution and/or a "profit-sharing"-type contribution to the SERP each year.

          Contributions to the SERP are transferred to an irrevocable rabbi trust where each participant has a bookkeeping account in his name. Earnings on each participants' SERP balance are determined by the investment election of the participants. The investment options available to participants consist primarily of mutual funds offered by Fidelity Investments. The investment choices designated by the participants are hypothetical; the trust need not actually invest as directed by the participants.

          All participants are always fully vested in their elective deferrals, and such deferrals will be distributed upon termination of employment, death, disability or a change in control of the Company. Amounts are also distributable upon an unforeseeable emergency. Matching and profit-sharing contributions contributed by the Company will vest at a rate of 20% per year over a five-year period and will be distributed upon the later of attainment of age 60 and termination of employment, or upon earlier death, disability or change in control of the Company. Any unvested matching or profit-sharing contributions will become fully vested if a participant retires upon reaching age 60, dies, or becomes disabled. Matching contributions and profit-sharing contributions may be forfeited if the participant enters into competition with the Company, divulges confidential information about the Company, or induces Company employees to leave their employment to compete with the Company.

          Mr. Sztykiel's and Mr. Knapp's SERP balances were fully vested as of December 31, 2007. Accordingly, their SERP balances, as reported above, would become distributable upon a termination of employment for any reason.

          Distributions from the SERP may be made in a lump sum or in an installment plan not to exceed 10 years (at the election of the participant).

The SPAR Plan

          Deferred compensation is only a secondary feature of the SPAR plan; the primary purpose of the plan is to provide an incentive for the executives and certain other key associates to earn a bonus based on specified measures of operating performance. The calculation of awards under the SPAR Plan is described in the Compensation Discussion & Analysis section of this Proxy Statement. The deferral features of the plan are described here.

Mandatory Deferral. Each participant in the SPAR Plan is required to defer twenty-five percent (25%) of the current year Annual Incentive Bonus Earned, plus twenty-five (25%) of the unpaid carryover balance from the previous year.

Interest on Mandatory Deferrals. Interest is credited on any deferred balances at an annual rate equal to the highest rate the Company pays at the time of the deferral on its debt capital or 10 percent, whichever is lower. Interest continues to be credited at this rate until the deferrals and the related accrued interest are paid.

Annual Incentive Bonus Cash Payout. Annual incentive bonuses to all participants in the SPAR Plan employed by the Company on the last day of the performance year are calculated and paid no later than February 28 of the year following the end of the performance year. The amount of the annual payout is equal to the sum of:

1.	seventy-five percent (75%) of any unpaid carryover balance (mandatory deferred balance) from prior years; and

2.	seventy-five percent (75%) of the Annual Incentive Bonus Earned for the current performance year.

Termination of Employment; Change of Control; Death, Disability, and Retirement. Subject to certain exceptions, if a participant either voluntarily or involuntarily terminates their employment with the Company during any performance year, the participant will receive only the appropriate amount of the mandatory and/or optional deferral.

          In the event a Participant terminates his or her employment with Company voluntarily or involuntarily for reason other than death, disability, retirement, or a change in control, the participant will receive 50% of his or her mandatory deferred balances. Payment will be made to terminated Participants at the next regularly scheduled date for payment of incentive bonuses.

Potential Payments Upon Termination or Change-in-Control

          The following table summarizes the potential payments and benefits payable to each of the Company's named executive officers upon termination of employment in connection with each of the triggering events set forth in the table below, assuming, in each situation, that the triggering event took place on December 31, 2007. The closing market price of Spartan Motors common stock was $7.64 on December 31, 2007, the last trading day of the year.

Triggering Event and Payments/Benefits	John E. Sztykiel	James W. Knapp	Richard J. Schalter	William F. Foster	James L. Logan

Change in Control(1)
Early Vesting of Restricted Stock(1)	$575,865	$289,648	$422,874	$275,896	$118,611
SPAR Plan(2)	111,819	51,149	89,798	20,693	74,249
SERP Plan(3)	41,712	135,904	--	--	--

Death
Early Vesting of Restricted Stock(4)(5)	575,865	289,648	422,874	275,896	118,611
SPAR Plan(2)	111,819	51,149	89,798	20,693	74,249
SERP Plan(3)	41,712	135,904	--	--	--

Disability
Early Vesting of Restricted Stock(4)(5)	575,865	289,648	422,874	275,896	118,611
SPAR Plan(2)	111,819	51,149	89,798	20,693	74,249
SERP Plan(3)	41,712	135,904	--	--	--

Retirement
Early Vesting of Restricted Stock(5)	575,865	289,648	422,874	275,896	118,611
SPAR Plan(2)	111,819	51,149	89,798	20,693	74,249
SERP Plan(3)	41,712	135,904	--	--	--

(1)

Under the Stock Incentive Plan of 2007, the Stock Incentive Plan of 2005 and the Stock Option and Restricted Stock Plan of 2003, upon a change in control of the Company, all of the named executive officers' unvested stock options and stock appreciation rights become immediately exercisable in full and will remain exercisable during their remaining terms. The Compensation Committee may determine to redeem an executive officer's unexercised stock options and/or stock appreciation rights for cash for an amount equal to the positive spread. All other outstanding incentive awards of the named executive officers, including shares of restricted stock, become immediately and fully vested and nonforfeitable upon a change in control of the Company. The Stock Option and Restricted Stock Plan of 1998 allows the Compensation Committee to include provisions in incentive awards that accelerate the vesting or elimination of restrictions on incentive awards upon a change in control of the Company. The 1994 Incentive Stock Option Plan allows a participant to exercise his or her wholly or partially unexercised options for a limited period of time prior to the dissolution or liquidation of the Company, or upon a merger or consolidation of the Company in which the Company is not the surviving corporation.

(2)

See the Non-Qualified Deferred Compensation Table and accompanying narrative discussion for an explanation of SPAR Plan payments upon termination. In the event a participant in the SPAR Plan dies, becomes disabled, or retires, 100% of the sum of mandatory deferred balances are payable to the participant at the next regularly scheduled date for the payment of incentive bonuses. In the event of a change in control of the Company or one of its business units (defined as acquisition by a purchaser of more than 50 percent of the Company's stock or substantially all the assets of the Company or one of its units) 100% of the sum of mandatory and any optional deferred balances are payable to the participant at the next regularly scheduled date for payment of incentive bonuses.

(3)	Amount reflects accumulated balance, earnings to date on the balance and registrant contributions for the SERP plan.

(4)	It is the policy of the Compensation Committee that a participant's shares of restricted stock under the 2005 Plan and 2003 Plan will become immediately vested upon death or disability.

(5)

It is the Compensation Committee's policy to waive the remaining restrictions on shares of restricted stock (to the extent permitted by the applicable plan and any agreement with the participant pursuant to which the shares were granted) upon an participant's death, disability, or retirement at age 62, or retirement at age 60 provided that the participant has been employed with the Company or its subsidiaries for ten years. The amounts reported here assume that Compensation Committee waived the such remaining restrictions to the maximum extent permitted by the applicable plan and agreements.

Compensation of Directors

          The following table provides information concerning the compensation of Directors for Spartan's last completed fiscal year.

DIRECTOR COMPENSATION

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2)(4) ($)	Option Awards(2)(3)(4) ($)	Total ($)

David R. Wilson	$ 91,333	$ 63,410	$ 26,880	$ 181,623

Charles E. Nihart	43,350	29,591	12,480	85,421

George Tesseris	41,767	29,591	12,480	83,838

Hugh W. Sloan, Jr.	29,633	11,332	12,480	53,445

Kenneth Kaczmarek	37,750	29,591	12,480	79,821

_______________________

(1)

Executive officers who serve as Directors receive no additional compensation for their service as Directors. All compensation paid to the named executive officers who serve as Directors is reported elsewhere in this Proxy Statement.

(2)

Amounts shown in these columns do not reflect the compensation actually received by the Director. Instead, amounts shown in this column represent the compensation costs we recognized as an expense in 2007 for financial accounting purposes, disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions. The fair values of the amounts expensed in 2007 were determined in accordance with FAS 123R. For additional valuation assumptions, see Note 9 - Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2007.

(3)

The amounts reported in this column represent the expense recognized by Spartan Motors in fiscal year 2007 for Stock Appreciation Rights ("SARs"). Spartan Motors did not make any grants of stock options in 2007, but instead granted freestanding SARs. SARs were valued using the Black-Scholes model. The fair values of the amounts expensed in 2007 were determined in accordance with FAS 123R. For additional valuation assumptions, see Note 9 - Stock Based Compensation to the Consolidated Financial Statements for the year ended December 31, 2007.

(4)	As of December 31, 2007, each Director had outstanding the following aggregate number of stock awards and options to purchase or SARs awards with respect to the following number of shares:

Name	Stock Awards (#)	Option/SAR Awards (# sh)

David R. Wilson	20,250	173,774

Charles E. Nihart	9,450	90,524

George Tesseris	9,450	106,274

Kenneth Kaczmarek	9,450	19,649

Hugh W. Sloan, Jr.	4,725	3,900

          Fees detailed below reflect the increases approved at the April 25, 2007 Compensation Committee meeting pursuant to a comparative analysis provided by an outside consulting firm. Compared to other like companies, in light of substantial increase of the work load and responsibility of these positions, and after considering the compensation philosophy of the Company, the increases were considered in order. Each non-employee Director receives a $4,500 quarterly retainer fee. In addition, Non-employee Directors receive a fee of $1,400 for each meeting of the Board of Directors attended and $700 for each conference call of the Board of Directors in which he/she participates. The fees for meeting attendance and conference call participation are per diem amounts - i.e. if a Director attends a Board and committee meeting on the same day, only one fee is paid, except that Directors, who are members of all three Board committees, except for the Chairman, have received an additional $1,000 for attending three or more such meetings in one day.

          Committee chairs receive an additional annual fee as follows:

•	Audit Committee Chairman	$ 4,000

•	Compensation Committee Chairman	$ 4,000

•	Corporate Governance and Nominating Committee	$ 2,000

          In lieu of the foregoing fees, David R. Wilson, Chairman of the Board, receives an $96,000 annual retainer fee, which is paid in monthly installments. This retainer was previously set at $82,000 per annum but the higher amount was approved at the April 25, 2007 Compensation Committee meeting.

          Each non-employee Director receives an annual grant of restricted stock and an annual grant of stock appreciation rights under the 2005 or 2007 Stock Incentive Plans (awards will be made under the 2005 Plan until it is exhausted, and then under 2007 Plan). The restricted stock is awarded on June 30 of each year, and has a vesting period of three years. The Stock Appreciation Rights are awarded on December 31 of each year and are fully vested. The number of shares for each annual award of restricted stock and SARs is fixed (subject to anti-dilution adjustment for events such as stock splits). In 2007, each non-employee Director other than the Chairman of the Board received a grant of 4,725 shares of restricted stock on June 30, 2007, and a grant of SARs with respect to 3,900 shares of common stock on December 31. The Chairman of the Board received grants of 10,125 shares of restricted stock and SARs with respect to 8,400 shares of common stock on June 30 and December 31, respectively. The exercise price for all SARs granted is equal to the closing price for Spartan Motors stock on the date of the grant.

          Prior to 2005, each non-employee Director generally received option grants for 7,000 shares of Spartan Motors common stock annually, 3,500 of which were granted on June 30 and 3,500 of which were granted on December 31; however, the Chairman of the Board (if a non-employee Director) received option grants for 15,000 shares of Spartan Motors common stock annually, 7,500 of which were granted on June 30 and 7,500 of which were granted on December 31. The exercise prices for all of these options were equal to the closing price for the shares on the date of the grant.

          Directors are also eligible to participate in the Spartan Motors, Inc. Directors' Stock Purchase Plan. This plan provides that non-employee Directors of Spartan Motors may elect to receive at least 25% and up to 100% of their "Director's fees" in the form of Spartan Motors common stock. The term "Director's fees" means the amount of income payable to a non-employee Director for his or her service as a Director of Spartan Motors, including payments for attendance at meetings of Spartan Motors' Board of Directors or meetings of committees of the Board, and any retainer fee paid to such persons as members of the Board. A non-employee Director who elects to receive Spartan Motors common stock in lieu of some or all of his or herDirector's fees will, on or shortly after each "applicable date," receive a number of shares of common stock (rounded down to the nearest whole share) determined by dividing (1) the dollar amount of the Director's fees payable to him or her on the applicable date that he or she has elected to receive in common stock by (2) the market value of common stock on the applicable date. The term "applicable date" means any date on which a Director's fee is payable to the participant. To date, no shares have been issued under this plan.

Compensation Committee Report

          The Compensation Committee has reviewed and discussed with management the information provided under the heading "Compensation Discussion and Analysis." Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Spartan's annual report on Form 10-K and proxy statement on Schedule 14A.

Respectfully submitted,

George Tesseris, Chairman
Charles E. Nihart
David R. Wilson
Hugh W. Sloan, Jr.

Compensation Committee Interlocks

          Compensation Committee Interlocks and Insider Participation. Messrs. Tesseris, Nihart, Sloan and Wilson served as members of the Compensation Committee during the last completed fiscal year. None of the above members of the Compensation Committee were, during the fiscal year, an officer or employee of Spartan Motors or formerly an officer of Spartan Motors. None of Spartan's executive officers served as a member of a Compensation Committee (or Board committee performing a similar function) for another entity.

Transactions with Related Persons

Transactions with Related Persons

          Since January 1, 2007, the Company did not engage in any transactions, nor are any such transactions currently proposed, in which a related person had or will have a direct or indirect material interest and which involves an amount exceeding $120,000.

          The Code of Business Conduct and Compliance requires all officers and employees who may have a potential or apparent conflict of interest to immediately notify the Compliance Officer and requires all Directors who may have a potential or apparent conflict of interest to immediately notify the remaining members of the Board of Directors. We expect our Directors, officers and employees to act and make decisions that are in the Company's best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. The Directors, officers and employees are prohibited from taking any action that makes it difficult to perform his or her Company work objectively and effectively, or that cloud or interfere with that persons judgment in the course of his or her job for the Company.

          Additionally, it is the Company's unwritten policy that the Audit Committee of the Board of Directors reviews all material transactions with any related person as identified by management. Generally speaking, a "related" person is a Director, executive officer, or affiliate of the Company, or a family member of a Director, executive officer, or affiliate of the Company. To identify related person transactions, each year we submit and require our Directors and officers to complete Director and Officer Questionnaires identifying any transactions with the Company in which the officer or Director or their family members have an interest. Additionally, material undertakings by the Company are reviewed by management, with a view, in part, to identify if a related person is involved. A "related person transaction" is any transaction involving more than $120,000 in which the Company participates and a "related" person has a direct or indirect material interest. The Audit Committee intends to approve only those related person transactions that are in the best interests of the Company and its shareholders (or not inconsistent with the bests interests of the Company or its shareholders).

Audit Committee Report

          The Audit Committee reviews and supervises on behalf of the Board of Directors Spartan Motors' procedures for recording and reporting the financial results of its operations. Spartan Motors' management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. As part of its supervisory duties, the Audit Committee has reviewed Spartan Motors' audited financial statements for the year ended December 31, 2007, and has discussed those financial statements with Spartan Motors' management.

          The Audit Committee has also discussed with Spartan Motors' independent registered public accounting firm, who are responsible for expressing an opinion on the conformity of those financial statements with generally accepted accounting principles, the judgments of the independent registered public accounting firm concerning the quality, not just the acceptability, of Spartan Motors' accounting principles and such other matters that are required under applicable rules, regulations, U.S. generally accepted accounting principles or the standards of the Public Company Accounting Standards Oversight Board (United States) to be discussed with the independent registered public accounting firm. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by the Independence Standards Board and has discussed their independence from Spartan Motors and Spartan Motors' management with them, including a consideration of the compatibility of non-audit services with their independence.

          After and in reliance upon the reviews and discussions described above, the Audit Committee recommended to Spartan Motors' Board of Directors that the audited financial statements for the year ended December 31, 2007 be included in Spartan Motors' annual report on Form 10-K for the year ended December 31, 2007.

Respectfully submitted,

Charles E. Nihart, Chairman
David R. Wilson
Kenneth Kaczmarek
High W. Sloan, Jr.

Independent Auditors

          On March 23, 2007, Spartan Motors, Inc.'s (the "Company") Audit Committee approved the dismissal of Ernst & Young LLP as principal independent registered public accounting firm for the Company.

          Ernst & Young LLP's reports on the financial statements of the Company for the years ended December 31, 2006 and 2005 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the years ended December 31, 2006 and 2005 and through March 23, 2007, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the subject matter of the disagreements in Ernst & Young's reports on the Company's financial statements for such years.

          During the years ended December 31, 2006 and 2005 and through March 23, 2007, there were no "reportable events," as defined in Item 304(a)(1)(v) of Regulation S-K, in connection with the Company.

          On March 23, 2007, the Audit Committee approved the appointment of BDO Seidman, LLP as its new principal independent registered public accounting firm. During the years ended December 31, 2006 and 2005 and through March 23, 2007, the Company (or someone on its behalf) did not consult BDO Seidman, LLP regarding either:

•

the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, nor did BDO Seidman, LLP provide a written report or oral advice to the Company that BDO Seidman, LLP concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or

•

any matter that was either the subject of a "disagreement" (as defined in Item 304(a)(1)(iv) of Regulation S-K and the instructions related thereto) or a "reportable event," as defined in Item 304(a)(1)(v) of Regulation S-K.

Proposal to Ratify Appointment of BDO Seidman, LLP as Spartan Motors' Independent Auditors for the Current Fiscal Year

          Subject to the approval of shareholders, Spartan Motors' Audit Committee has appointed BDO Seidman, LLP as its independent registered public accounting firm for its 2008 fiscal year. Representatives of BDO Seidman, LLP are expected to be present at the annual meeting of shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from shareholders.

          Your Board of Directors recommends that you vote FOR ratification of the appointment of BDO Seidman, LLP.

BDO Seidman LLP's Fees

          BDO Seidman, LLP served as the independent registered public accounting firm for the Company for 2007. Ernst & Young served as the independent registered public accounting firm for Spartan Motors for 2006. All fees paid to BDO Seidman LLP and Ernst & Young LLP for services performed in 2007 and 2006, respectively, were approved pursuant to Spartan Motors' Audit Committee Pre-Approval Policy described above under "Audit Committee" on page 8. A summary of the fees billed by BDO Seidman LLP and Ernst & Young for each of the last two calendar years follows.

	2007	2006

Audit Fees(1)	$451,884	$354,500
Audit-Related Fees(2)	22,398	35,870
Tax Fees(3)	141,340	98,485
Other Fees(4)	0	0

(1)

Represents the aggregate fees billed for professional services rendered by the principal accountant for the audit of the Company's annual financial statements and review of financial statements included in the Company's Form 10-Q or 10-K and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)	Represents the aggregate fees billed for completion of the employee benefit plan audit and general accounting consultations and services that are unrelated to the annual audit.

(3)	Represents the aggregate fees for professional services rendered by the principal accountant for tax compliance.

(4)	Neither BDO Seidman, LLP nor Ernst & Young LLP billed Spartan Motors for any services other than those described above.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires Spartan Motors' Directors and officers and persons who beneficially own more than 10% of the outstanding shares of common stock to file reports of ownership and changes in ownership of shares of common stock with the Securities and Exchange Commission. Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) reports they file with the SEC. Based solely on our review of the copies of such reports that we received, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for the 2007 fiscal year, we believe that our Directors and officers complied with all applicable Section 16(a) filing requirements during 2007, with the exceptions noted below. A Form 4 reporting the exercise of an option to purchase stock and subsequent sale of the stock by Mr. Nihart was filed four business days late on June 15, 2007. A Form 4 reporting the exercise of an option to purchase stock and subsequent sale of the stock by Mr. Foster was filed six business days late on April 3, 2007. A Form 4 reporting the exercise of an option to purchase stock and subsequent sale of the stock by Mr. Knapp was filed one business day late on March 14, 2007.

Shareholder Proposals

          Shareholder proposals intended to be presented at the annual meeting of shareholders in the year 2009 and that a shareholder would like to have included in the proxy statement and form of proxy relating to that meeting must be received by Spartan Motors for consideration not later than December 26, 2008 to be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Such proposals of shareholders should be made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934. All other proposals of shareholders that are intended to be presented at the annual meeting in the year 2009 must be received by Spartan Motors not later than December 26, 2008 or they will be considered untimely.

Solicitation of Proxies

          We will initially solicit proxies by mail. In addition, Directors, officers and employees of Spartan Motors and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation. Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them. Spartan Motors will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy material to beneficial owners.

Important Notice Regarding Delivery of Shareholder Documents.

          As permitted by Securities and Exchange Commission rules, only one copy of this proxy statement and the 2007 annual report to shareholders is being delivered to multiple shareholders sharing the same address unless Spartan Motors has received contrary instructions from one or more of the shareholders who share the same address. We will deliver on a one-time basis, promptly upon written or oral request from a shareholder at a shared address, a separate copy of the proxy statement and the 2007 annual report to shareholders. Requests should be made to Spartan Motors, Inc., Attn: James W. Knapp, Secretary, 1000 Reynolds Road, Charlotte, Michigan 44813, telephone 517-543-6400. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, must be addressed to Spartan Motors, Inc., Attn: James W. Knapp, Secretary, 1000 Reynolds Road, Charlotte, Michigan 44813, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement and annual report to shareholders on an ongoing basis by written or oral request to Spartan Motors, Inc., Attn: James W. Knapp, Secretary, 1000 Reynolds Road, Charlotte, Michigan 44813, telephone 517-543-6400. We will begin sending separate copies of such documents within thirty days of receipt of such instructions.

Form 10-K Report Available.

          Spartan Motors' annual report to the Securities and Exchange Commission on Form 10-K, including financial statements and financial statement schedules, will be provided to you without charge upon written request. Please direct your requests to Spartan Motors, Inc., Attn: James W. Knapp, Secretary, 1000 Reynolds Road, Charlotte, Michigan 44813. In addition, Spartan Motors' annual report to the Securities and Exchange Commission on Form 10-K is available on Spartan Motors' website at www.spartanmotors.com in the "Investor Information" section.

BY ORDER OF THE BOARD OF DIRECTORS

James W. Knapp
Secretary

Charlotte, Michigan
April 1, 2008

ANNUAL MEETING OF SHAREHOLDERS OF

SPARTAN MOTORS, INC.

May 21, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

\/ Please detach along perforated line and mail in the envelope provided. \/

Your Board of Directors Recommends That You VOTE FOR ALL NOMINEES AND FOR ALL OTHER PROPOSALS.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE:  ☒

							FOR	AGAINST	ABSTAIN
1.		To elect two directors for three-year terms expiring in 2011.			2.	Proposal to ratify the Audit Committee's appointment of BDO Seidman LLP as independent auditors for the current fiscal year.	☐	☐	☐

NOMINEES:
	☐	FOR ALL NOMINEES	☐	William F. Foster
			☐	Hugh W. Sloan, Jr.
	☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

	☐	FOR ALL EXCEPT (See instruction below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to that nominee's name. Fill in the circle as shown here:	•

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:

Please sign exactly as your name or names appear on this Proxy. If shares are held jointly, each holder should sign. If signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY		PROXY
SPARTAN MOTORS, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
for the Annual Meeting of Shareholders to be held May 21, 2008

          The undersigned acknowledges receipt of the Notice of Annual Meeting and Proxy Statement for the Annual Meeting of Shareholders of Spartan Motors, Inc. to be held at the Eaton Area Senior Center located at 804 South Cochran Avenue, Charlotte, Michigan 48813, on May 21, 2008 and hereby appoints John E. Sztykiel and James W. Knapp, and each of them, proxies of the undersigned, each with full power of substitution, to vote all shares of common stock of Spartan Motors, Inc. held of record by the undersigned as of April 1, 2008 at such Annual Meeting, and at any adjournment thereof, for the purposes of acting upon the proposals referred to on the reverse side, and of acting in their discretion upon such other matters as may come before the meeting.

          You are encouraged to specify your choices by marking the appropriate boxes. SEE REVERSE SIDE. If this Proxy is properly executed, the shares will be voted as specified. Where a vote is not specified, the proxies will vote the shares represented by this Proxy FOR the election of all nominees listed for directors and FOR the approval of the proposals identified on this Proxy. The shares represented by this Proxy will be voted in the discretion of the proxies on any other matters that may come before the meeting. The proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)